Exhibit 10.1

Amendment No. 1 to

Executive Change in Control Agreement

This Amendment No. 1 to the Executive Change in Control Agreement (the “Agreement”), dated as of [                    ] by and between MEDIDATA SOLUTIONS, INC (the “Company”) and [                    ] (the “Executive”) is effective as of March 1, 2012 (the “Effective Date”).

WHEREAS, the Company and the Executive have agreed to amend the Agreement to remove the requirement for the Company to make a possible tax gross-up payment to reimburse the Executive in the event that excise taxes became payable as a result of termination payments to the Executive following a change of control;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	Section 6 of the Agreement entitled “Golden Parachute Excise Tax Gross-Up. Gross-Up Payments” is hereby deleted in its entirety and replaced with the following.

6. Tax Adjustment Payment.

6.1. Tax Adjustment Payment. In the event that the Executive becomes entitled to severance benefits under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), if all or any part of the Total Payments will be subject to the tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Total Payments shall be reduced (but not below zero) such that the value of the Total Payments shall be one dollar ($1) less than the maximum amount of payments which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code; provided, however, that the foregoing limitation shall not apply in the event that it is determined that the Total Payments on an after-tax basis (i.e., after payment of federal, state, and local income taxes, penalties, interest, and Excise Tax) if such limitation is not applied would exceed the after-tax benefits to the Executive if such limitation is applied. The Executive shall bear the expense of any and all Excise Taxes due on any payments that are deemed to be “excess parachute payments” under Section 280G of the Code.

6.2. Tax Computation. The determination of whether any of the Total Payments will be subject to the Excise Tax and the assumptions to be used in arriving at such determination, shall be made by a nationally recognized certified public accounting firm that does not serve as an accountant or auditor for any individual, entity or group effecting the Change in Control as designated by the Company (the “Accounting Firm”). The Accounting Firm will provide detailed supporting calculations to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive or the Company requesting a calculation hereunder. All fees and expenses of the Accounting Firm will be paid by the Company.

Except as modified hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the authorized representative of the Company and the Executive have executed this Amendment No. 1 to the Executive Change in Control Agreement, effective as of the Effective Date.

MEDIDATA SOLUTIONS, INC.

By:
[ ]

[EXECUTIVE]

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